Exhibit 10.1

FORM OF MAY 2011 RESTRICTED STOCK UNIT AWARD FOR

ANNE G. WALESKI

MARKEL CORPORATION

RESTRICTED STOCK UNIT

AWARD AGREEMENT

AWARDED TO	AWARD DATE	VESTING SCHEDULE

		VESTING DATE	PERCENTAGE OF UNITS
Anne G. Waleski	May 9, 2011	May 9, 2015	50%
		May 9, 2016	50%

MARKEL CORPORATION (the “Company”) grants you (the “Participant”) -1,250- restricted stock units (“Units”). Until the Vesting Date, except as specifically provided below, the Units are forfeitable and nontransferable. The Compensation Committee of the Company’s Board of Directors (the “Committee”) will administer this Agreement and any decision of the Committee will be final and conclusive. Capitalized terms not defined here have the meanings provided in the Markel Corporation Omnibus Incentive Plan (the “Plan”).

The terms of the award are:

1.	Vesting For Units. If the Participant has not separated from service before the Vesting Date, the Units will become vested and nonforfeitable, and the Company will issue to the Participant for each vested Unit a share of common stock of the Company on that date or as soon as administratively practicable (but in any event no later than 90 days) thereafter.

2.

Forfeiture of Units. If the Participant separates from service before the Vesting Date in circumstances other than as described in (a)-(d) below, any unvested Units will be forfeited. If the Participant separates from service due to Retirement, dies or incurs a Disability before the Vesting Date as set forth in (a) below, the unvested Units will become fully vested and non-forfeitable, and shares will be issued on the date on which the Participant’s Retirement, death or Disability occurs or as soon as administratively practicable (but in any event no later than 90 days) thereafter, subject in the case of the Participant’s Retirement to Section 4 below. If the Participant separates from service before the Vesting Date in the circumstances set forth in (b) or (c) below, the number of Units set forth in this Award will be vested on a pro rata basis based on a fraction of the number of full months from Award Date until the date of termination divided by 60, and shares will be issued on the otherwise applicable

Vesting Date, subject to Section 4 below. Any remaining unvested Units will be forfeited as of the date of separation; except that a Participant who separates from service or whose employment is interrupted due to military service as provided in (c) below and who returns to employment with the Company upon cessation of such military service before the otherwise applicable Vesting Date will vest in any remaining unvested Units if employed on the Vesting Date. If the Participant separates from service before the Vesting Date in the circumstance set forth in (d) below, the unvested Units will become fully vested and non-forfeitable, and shares will be issued on the otherwise applicable Vesting Date, subject to Section 4 below.

(a)	The Participant separates from service due to Retirement, dies, or incurs a Disability (as defined below);

(b)	The Participant separates from service due to Early Retirement (as defined in the Plan);

(c)	The Participant separates from service or his employment is interrupted due to military service; or

(d)	The Committee determines that forfeiture should not occur because the Participant had an approved separation from service. The Committee will in its sole discretion determine whether or not to apply this provision.

3.	Change in Control. Any unvested Units will become fully vested and non-forfeitable if, within 12 months after a Change in Control (as defined in the Plan), the Participant separates from service due to Involuntary Termination. For this purpose, Involuntary Termination means that the Participant’s employment is involuntarily terminated without Cause or the Participant terminates his employment for Good Reason. In either case, shares will be issued for such Units on the otherwise applicable Vesting Date, subject to Section 4 below.

4.

Six Month Delay for Specified Employees. With respect to a Participant who separates from service due to Retirement before the Vesting Date as set forth in Section 2(a) above, or who separates from service before the Vesting Date as set forth in Sections 2(b), (c) or (d) above or in Section 3, if such Participant is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code and the generally applicable Internal Revenue Service guidance thereunder) on the date of his separation, then, notwithstanding anything in Sections 2 or 3 to the contrary, no shares will be issued for his Units until the date that is six months after the date of his separation (or until the date of his death, if earlier). Any shares which the Participant would otherwise have been entitled to receive during the first six months following the date of his separation will be issued instead on the date which is six months after the date of his separation (or on the date of his death, if earlier). Whether the Participant is a “specified employee” will be determined under guidelines established by the Company for this purpose.

5.	Disability Defined. For purposes of this Agreement, the Participant has incurred a “Disability” if the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in his death or can be expected to last for a continuous period of not less than 12 months or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in his death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of his employer.

6.	Separation from Service Defined. References throughout this Agreement to the Participant’s “separation from service” and variations thereof will have the meaning set forth in Section 1.409A-1(h) of the Treasury Regulations, as amended from time to time, applying the default terms thereof.

7.	Forfeiture and Restitution. If during the period of the Participant’s employment and two years thereafter, the Participant (1) becomes associated with, recruits or solicits customers or other employees of the Employer for, is employed by, renders services to, or owns any interest in (other than any nonsubstantial interest, as determined by the Committee) any business that is in competition with Markel or its Subsidiaries, (2) has his employment terminated by his Employer for Cause, or (3) engages in, or has engaged in, conduct which the Committee determines to be detrimental to the interests of Markel, the Committee may, in its sole discretion, (A) cancel this Award, and/or (B) require the Participant to repay by delivery of an equivalent number of shares any payment received under this Award within the previous two years.

8.	Transfer Restrictions. The Participant’s rights to the Units are not subject to sale, assignment, transfer, pledge, hypothecation or encumbrance.

9.

Tax Withholding. Unless alternative arrangements are made by the Participant, the Company will withhold from the payment for the vested Units shares with a fair market value equal to any required foreign, federal, state, or local income, employment or other taxes imposed on the payment. The fair market value will be the average of the high and low sale price of the Company’s common stock on the New York Stock Exchange on the Vesting Date (or other applicable date on which payment is made as provided herein).

10.	Binding Effect. Subject to the limitations stated above, this Agreement will be binding upon and inure to the benefit of the Participant’s legatees, distributees, and personal representatives and the successors of the Company.

11.	Change in Capital Structure. The Units will be adjusted as the Committee determines is equitably required in the event of a dividend in the form of stock, spin-off, stock split-up, subdivision or consolidation of shares of Company Stock or other similar changes in capitalization.

12.	Interpretation. This Agreement will be construed under and be governed by the laws of the Commonwealth of Virginia. THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF VIRGINIA OR THE CIRCUIT COURT FOR THE COUNTY OF HENRICO WILL HAVE EXCLUSIVE JURISDICTION OVER ANY DISPUTES ARISING OUT OF OR RELATED TO THE PLAN OR THIS AGREEMENT.

13.	Code Section 409A. This Agreement is intended to comply with the applicable requirements of Sections 409A(a)(2) through (4) of the Code, and will be interpreted to the extent context reasonably permits in accordance with this intent. The parties agree to modify this Agreement or the timing (but not the amount) of any payment to the extent necessary to comply with Section 409A of the Code and avoid application of any taxes, penalties, or interest thereunder. However, in the event that any amounts payable under this Agreement are subject to any taxes, penalties or interest under Section 409A of the Code or otherwise, the Participant will be solely liable for the payment thereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed, as of the award date shown above.

MARKEL CORPORATION

By:
Chairman

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